Exhibit 10.102

ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT

Restricted Stock Unit Schedule – Non-Employee Directors

Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award (the “Award”) under the Archrock, Inc. 2020 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in the Terms and Conditions and in this Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”)) shall have the respective meanings ascribed to them in the Plan.

Grant Date	March 5, 2021
Award Type	Restricted Stock Units
Important Documents	Archrock, Inc. 2020 Stock Incentive Plan 2020 Stock Incentive Plan Prospectus
Vesting Schedule

One-quarter of the Award will vest on each of the following dates:  March 5, 2021, June 1, 2021, September 1, 2021 and December 1, 2021 (each such date a “Vest Date”).

Except as set forth below, you must remain in continuous service as a Director of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

Stockholder Rights

You will have no rights as a stockholder with respect to the Award unless and until the Award vests and shares of Common Stock are issued to you.  The Restricted Stock Units issued under the Award will be registered by credit to a bookkeeping account maintained by the Company.

Termination of Service – Voluntary or Involuntary

If you incur a Termination of Service as a Director for any reason (other than death or Disability), the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) will be automatically forfeited on the date of such termination unless the Committee directs otherwise.

Termination of Service – Death or Disability

If you incur a Termination of Service due to death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.

Dividends / Dividend Equivalent Rights

A dividend equivalent right (a “DER”) is granted in tandem with each Restricted Stock Unit granted hereunder and is subject to the same terms as the associated Restricted Stock Unit.  A DER is a right to receive the equivalent value in cash of any dividend (including any extraordinary or non-recurring dividend) paid on a share of Common Stock (the “Dividend Equivalent”).

The DER shall remain outstanding from the Grant Date until the earlier of the Settlement Date (as defined below) or the forfeiture of the Restricted Stock Unit to which it corresponds (the “DER Period”).

During the DER Period and no later than thirty (30) days following the date on which a dividend is paid to the Company’s stockholders, the Dividend Equivalent on each outstanding Restricted Stock Unit shall be credited and entered into a bookkeeping account on your behalf.

Dividend Equivalent book entry credits shall be forfeited if the associated Restricted Stock Unit is forfeited.

Upon the Settlement Date of a vested Restricted Stock Unit, the book-entry Dividend Equivalents payable on such Restricted Stock Units shall be paid in cash in a single lump sum no later than sixty (60) days following the Settlement Date.  Upon expiration of the DER Period, the DERs on the Unit shall automatically terminate and no further Dividend Equivalents shall be allocated thereunder.

Deferral Elections

In lieu of recording income on each Vest Date, you were offered an opportunity to make an election (a “Deferral Election”) to defer delivery of the shares payable under the Award to a later date as set forth in the election form previously provided to you (the “Deferral Election Form”).  Any Deferral Election must have been made prior to the end of the calendar year immediately preceding the Grant Date of the Award, and such election is and was irrevocable once made.  The Award Notice and the Deferral Election Form are intended to comply with all requirements of Section 409A of the Code and shall be interpreted and construed in conformity with such intent.

Payment

Unless you have made a Deferral Election, upon or as soon as practicable after each Vest Date, a share of Common Stock will be issued to you for each Restricted Stock Unit that becomes vested. If you have previously made a valid deferral election covering this award of Restricted Stock Units (a “Deferral Election”) in accordance with the election form previously provided to you (the “Deferral Election Form”), payment shall be made at the time set forth in such Deferral Election Form.

The date on which the shares of Common Stock are issued to you in accordance with the foregoing is referred to herein as the “Settlement Date.”

ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT

Terms and Conditions

Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award (the “Award”) under the Archrock, Inc. 2020 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in these Term and Conditions and the Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are provided below and in the Schedule.

1.No Right to Continued Service. Nothing in this Award Notice guarantees your continued service as an Employee, Director or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee, Director or other service provider at any time.
2.Non–Transferability.  Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.
3.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address, telephone number, date of birth, social security number, social insurance number, etc. (“Data”)) for the purpose of implementing, administering, and managing the Plan.  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize the Company, its Affiliates, and any third parties assisting the Company and/or its Affiliates to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.
4.Withholding. Your Award, and any Dividend Equivalents with respect to the Award paid as compensation income, is subject to applicable income and/or social insurance tax withholding obligations, including, without limitation, any applicable FICA, employment tax or other social security contribution obligations, state and local taxes (the “Required Withholding”).

To satisfy the Required Withholding for Employees, the Company and its Affiliates shall withhold

a.a sufficient amount of cash payable to you in connection with the payment of Dividend Equivalents, and

b,prior to the delivery of shares of Common Stock, a sufficient number of shares otherwise issuable to you (which shall be determined in a manner consistent with the Plan and, as determined by the Committee in its discretion, in an amount no less than the minimum and no greater than the maximum Required Withholding) with all such shares valued at their Fair Market Value on the date of vesting.

If you are a Director or non-employee Contractor, the Company and its Affiliates shall not withhold cash or shares of Common Stock pursuant to this Award and any associated Dividend Equivalents; the payment of the Required Withholding shall be the responsibility of such individual.

5.Plan Governs.  This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge by accessing your account or which will be provided to you upon request as indicated herein.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
6.Adjustment.  This Award shall be subject to adjustment as provided in Article XIII of the Plan.
7.Modifications.  This Award Notice can be amended at any time in a writing signed by you and the Company; provided, however, the Company may amend this Award Notice without your written or electronic consent if the amendment is not adverse to your rights under this Award Notice or the Plan.
8.Conformity to Applicable Law. You acknowledge that the Plan and the Award Notice are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to applicable law.  To the extent permitted by applicable law, the Plan and the Award Notice shall be deemed amended to the extent necessary to conform to applicable law.
9.Choice of Law.  All questions pertaining to the interpretation, validity, enforcement and performance of this Award Notice shall be construed in accordance with, and be governed by, the laws of the State of Texas, without giving effect to the choice of law principles thereof.
10.Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Award Notice, if you are subject to Section 16 of the Exchange Act, the Plan, the Award and the Award Notice shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Award Notice shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
11.Electronic Delivery.  The Company may deliver any documents related to the Award granted under this Award Agreement and participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Award Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Failure to accept the Award according to the means and within the timeframe prescribed will result in forfeiture of the Award.
12.Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at mystock@archrock.com or UBS at 713.654.4738.